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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ARDEN GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARDEN GROUP, INC. 2020 South Central Avenue Compton, California 90220 (310) 638-2842

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 10, 2008

        NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Arden Group, Inc. (Company) will be held at The Beverly Hilton Hotel, Dayton Room in the Executive Center, 9876 Wilshire Boulevard, Beverly Hills, California, on June 10, 2008, at 10:00 a.m., local time, for the following purposes:

  1.
  The election of two directors for a term of three years;

  2.
  To ratify the selection of independent registered public accounting firm for the 2008 fiscal year; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        The close of business on April 16, 2008 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. THE RETURN OF YOUR PROXY WILL NOT PRECLUDE YOU FROM VOTING IN PERSON IF YOU CHOOSE TO ATTEND THE MEETING.

By Order of the Board of Directors

Assistant Secretary

April 30, 2008

PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED
IN FURTHER COMMUNICATION

ARDEN GROUP, INC. 2020 South Central Avenue Compton, California 90220 (310) 638-2842

ANNUAL MEETING OF STOCKHOLDERS
ON JUNE 10, 2008

PROXY STATEMENT

General

        This Proxy Statement is furnished by the Board of Directors of Arden Group, Inc. (Company) in connection with its solicitation for use at the Annual Meeting of Stockholders (Meeting) to be held at The Beverly Hilton Hotel, Dayton Room in the Executive Center, 9876 Wilshire Boulevard, Beverly Hills, California, on June 10, 2008, at 10:00 a.m. local time, and at any adjournment thereof. The approximate date on which this Proxy Statement and the accompanying forms of proxy will first be sent to stockholders is April 30, 2008.

        All shares represented by a properly executed and unrevoked proxy received in time for the Meeting will be voted as specified, or, if no specification is made, for (i) the election as directors of the Board of Director's nominees and (ii) ratification of the selection of the independent registered public accounting firm. The Company does not know of any other business that will be presented for action at the Meeting, but if any matter is properly presented, the persons named in the accompanying proxies will vote thereon in accordance with their judgment. A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with an Assistant Secretary of the Company, by timely delivery of a later proxy or by voting in person at the Meeting.

        The cost of soliciting proxies will be paid by the Company. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of stock of the Company and such persons will be reimbursed for their reasonable expenses. Proxies may be solicited by directors, officers or employees of the Company and its subsidiaries in person or by telephone or electronically, for which such persons will receive no special compensation. In addition, InvestorCom, Inc. (InvestorCom) has been retained by the Company to aid in the solicitation of proxies from banks, brokers and nominees and will solicit such proxies by mail, telephone, electronically and personal interview, and will request brokerage houses and nominees to forward soliciting material to beneficial owners of the Company's stock. For these services, InvestorCom will be paid a fee of $4,000 plus expenses.

Record Date; Shares Entitled to Vote; Quorum

        The Board has fixed the close of business on April 16, 2008, as the record date for the determination of holders of Class A Common Stock (Class A) entitled to notice of and to vote at the Meeting. Accordingly, only holders of shares of Class A of record at the close of business on such date will be entitled to vote such shares at the Meeting. At the close of business on April 16, 2008, there were outstanding and entitled to vote 3,161,098 shares of Class A. Each share of Class A entitles the holder thereof to one vote on all matters described in this Proxy Statement and all other matters which could be properly brought before the Meeting. As of April 16, 2008, there were approximately 882 holders of record of Class A. The presence, either in person or by properly executed proxy, of stockholders holding of record a number of shares of Class A entitling them to exercise a majority of the voting power of such class of stock is necessary to constitute a quorum at the Meeting.

Principal Stockholders

        As of April 16, 2008, the only persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Class A, the Company's only outstanding voting securities, were the following:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Bernard Briskin Arden Group, Inc. 9595 Wilshire Boulevard, Suite 411 Beverly Hills, CA 90212	1,885,745	(2)(3)	59.6%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	187,000	(4)	5.9%

(1)
Unless otherwise indicated to the contrary, all beneficial owners have sole investment and voting power. For purposes of this Proxy Statement, 1,357,200 treasury shares of Class A are not deemed to be outstanding.

(2)
This amount includes the following shares: (i) 186,096 shares held in trust (of which Mr. Briskin is the trustee) for the benefit of Mr. Briskin and his children and (ii) an aggregate of 103,012 shares held by Mr. Briskin's spouse or in her Individual Retirement Accounts for her benefit. Mr. Briskin disclaims any beneficial ownership of the shares set forth in clause (ii) hereof and has no voting or investment power with respect to these shares. Nothing herein should be construed as an admission that Mr. Briskin is in fact the beneficial owner of these shares.

(3)
This amount excludes 33,004 shares of Class A held by The Judy and Bernard Briskin Foundation of which Mr. Briskin serves as a co-trustee. Mr. Briskin disclaims any beneficial ownership with respect to these shares.

(4)
Based upon Schedule 13-G filed on January 25, 2008 with the Securities and Exchange Commission.

ELECTION OF DIRECTORS

        As permitted under the General Corporation Law of the State of Delaware, the state in which the Company is incorporated, the Company's Restated Certificate of Incorporation provides for a classified Board of Directors, with approximately one-third of the total authorized number of directors elected each year for a term of three years by straight (as distinguished from cumulative) voting. At present, there is a vacancy on the Board of Directors for a director with a term of office ending in 2009. The term of two directorships expires at the Meeting. The Board of Directors has nominated Messrs. M. Mark Albert and Robert A. Davidow, who are presently serving as directors of the Company, for election as directors with terms of office expiring in 2011. The proxies cannot be voted at the Meeting for more than two nominees for director for a term of office expiring in 2011.

        The election of the directors at the Meeting requires the affirmative vote of the holders of a plurality of shares of stock present, in person or by proxy and entitled to vote at the Meeting. Any votes against a nominee or withheld from voting (whether by abstention, broker non-votes or otherwise) will be counted for purposes of determining the presence of a quorum but will not be counted and will have no effect on the vote with respect to the election of directors.

        The Board of Directors recommends a vote FOR the election of Messrs. M. Mark Albert and Robert A. Davidow.

        Management is not aware of any circumstance that would render a nominee unable to serve. However, if any nominee should unexpectedly become unavailable for election, votes will be cast, pursuant to the accompanying proxies, for the election of a substitute nominee who may be selected by the present Board of Directors.

        Below is set forth certain information concerning the two nominees as of April 16, 2008. Certain of this information has been supplied by the persons shown:

Nominees for Election for a Three-Year Term Ending in 2011:

Name	Age	Principal Occupation and Other Directorships(1)	Director Since(2)	Term Expires
M. Mark Albert(3)	46	Managing Director of TCW/Crescent Mezzanine, LLC (a mezzanine firm) since August 2006. Managing Director of Legacy Partners Group, LLC from February 2005 to July 2006. Partner of AV Advisory, LLC from July 2004 to February 2005. Managing Director of CIBC World Markets from March 2002 to June 2004.	2007	2008
Robert A. Davidow	65	Private investor.	1993	2008

Continuing Directors:

Name	Age	Principal Occupation and Other Directorships(1)	Director Since(2)	Term Expires
Bernard Briskin	83	Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and President and Chief Executive Officer of Arden-Mayfair, Inc. and Mayfair Realty, Inc., both subsidiaries of the Company, and Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of AMG Holdings, Inc. and Chairman of the Board and Chief Executive Officer of Gelson's Markets, both subsidiaries of Arden-Mayfair, Inc.	1970	2010
John G. Danhakl	52	Managing Partner, Leonard Green & Partners, L.P. (a private equity firm), since March 1995. Managing Director of Donaldson Lufkin Jenrette Securities Corporation from March 1990 to February 1995. Director of Leslie's Poolmart, Inc., Horseshows in the Sun, Inc. (HITS), The Neiman Marcus Group, Inc., Petco Animal Supplies, Inc., Sagittarius Brands, Inc. and The Tire Rack, Inc.	1995	2010

Kenneth A. Goldman	65	Attorney and Partner with Reed Smith LLP (a law firm) since January 2003, Attorney and Director with Crosby, Heafey, Roach & May, A Professional Corporation from September 2000 to December 2002. For more than five years prior thereto, Attorney and Principal of Sanders, Barnet, Goldman, Simons & Mosk, A Professional Corporation.	2001	2010
Steven Romick	44	Investment Advisor, Member of First Pacific Advisors, LLC (investment advisors).	2003	2009

(1)
Unless otherwise indicated, principal occupation or occupations shown have been such for a period of at least five years in the aggregate.

(2)
Date shown for term of service indicates commencement of service as a director of the Company or Arden-Mayfair, Inc.

(3)
Effective February 28, 2007, the Board of Directors of the Company elected M. Mark Albert as a director to fill a vacancy on the Board of Directors having a term of office expiring at the Meeting in 2008. Mr. Albert was also elected a member of the Audit and Compensation Committees of the Board of Directors. Coinciding with Mr. Albert's election to the Audit Committee, Mr. John G. Danhakl resigned his position on the Audit Committee.

Independent Directors

        The Board of Directors has determined that Messrs. M. Mark Albert, John G. Danhakl, Robert A. Davidow and Steven Romick are independent directors as defined in the listing standards for NASDAQ Stock Market (NASDAQ). These directors constitute a majority of the members of the Board of Directors. All of the directors who are members of the Audit Committee and Compensation Committee of the Board of Directors are independent in compliance with the independence standards applicable for members of those specific committees in the listing standards for NASDAQ. In reaching the conclusion that Mr. Romick is an independent director and independent in compliance with the independence standards applicable for members of an audit committee in the listing standards for NASDAQ, the Board of Directors considered the fact that he has an ownership interest in, and is an employee of, a limited liability company that is the investment advisor to a group of mutual funds, in one of which the Company has an investment. The mutual fund in which the Company has invested is not one that is managed by Mr. Romick. The Company's investment constituted less than 1% of the total funds held by the mutual fund as of December 29, 2007.

        Messrs. Bernard Briskin and Kenneth A. Goldman are members of the Nominating Committee and are not independent as defined in the listing standards for NASDAQ, but the Company qualifies as a "Controlled Company" under the NASDAQ Marketplace Rule 4350(c)(5) as Mr. Briskin controls more than fifty percent (50%) of the voting power of the Company. As a Controlled Company, the listing requirements for NASDAQ do not require that the members of its Nominating Committee or the Compensation Committee be independent or that a majority of its directors be independent.

Committees and Meetings of the Board of Directors

        The Company has an Audit Committee, a Compensation Committee, an Investment Committee and a Nominating Committee.

        Current members of the Audit Committee are Mr. Romick, chairman, and Messrs. Albert and Davidow. On August 17, 2006, the Board of Directors of the Company elected John G. Danhakl to fill a vacancy on the Audit Committee. Effective February 28, 2007, the Board of Directors elected M. Mark Albert to serve on the Audit Committee and Mr. Danhakl concurrently resigned from the Audit Committee. This Committee, which monitors significant accounting policies, pre-approves the engagement of the independent registered public accounting firm for all audit and non-audit services to be provided, approves the fees payable to the independent registered public accounting firm and reviews audit and management reports, met six times in 2007. The members of the Audit Committee are independent as defined in the NASDAQ listing standards and meet the criteria for independence set forth in the rules promulgated under the Securities Exchange Act of 1934.

        The Company's Board of Directors has determined that at least one person serving on the Audit Committee is an "audit committee financial expert" as defined under Item 401(h) of Regulation S-K. Mr. Steven Romick, the Chairman of the Audit Committee, is independent as defined under applicable Securities and Exchange Commission (SEC) and NASDAQ rules and the Board of Directors determined he was an "audit committee financial expert".

        Current members of the Compensation Committee are Mr. Danhakl, chairman, and Messrs. Albert and Davidow. Effective February 28, 2007, the Board of Directors elected M. Mark Albert to fill a vacancy on the Compensation Committee. The members of the Compensation Committee are independent as defined in the listing standards of the NASDAQ. This Committee, which determines the compensation of the chief executive officer and considers and makes recommendations as to salary and incentive compensation awards to key employees, met three times in 2007. The Compensation Committee does not have a charter.

        Current members of the Investment Committee are Mr. Davidow, chairman, and Messrs. Briskin, Danhakl and Romick. This Committee establishes the short-term investment strategy for the Company and met three times in 2007.

        Current members of the Nominating Committee are Mr. Danhakl, chairman, and Messrs. Briskin and Goldman. The Nominating Committee does not have a charter. Mr. Danhakl is independent as defined in the listing standards of the NASDAQ. Messrs. Briskin and Goldman are not independent as defined in such listing standards but the Company qualifies as a "Controlled Company" under the NASDAQ Marketplace Rule 4350(c)(5) as Mr. Briskin controls more than fifty percent (50%) of the voting power of the Company. As a Controlled Company, the listing requirements for NASDAQ do not require that the members of its Nominating Committee or the Compensation Committee be independent or that a majority of the directors be independent. The Nominating Committee does not have a formal policy with regard to the consideration of candidates for Board membership recommended by its members, other Board members or stockholders. Mr. Albert who was elected to the Board of Directors effective February 28, 2007 was recommended to the Nominating Committee by Mr. Briskin. The Nominating Committee addresses the need to retain members and fill vacancies after discussion among current members of the Board of Directors. The Nominating Committee will consider qualified nominees recommended by stockholders. Stockholders who wish to recommend a qualified nominee should submit complete information as to the identity and qualifications of the person recommended to an Assistant Secretary, Arden Group, Inc., P.O. Box 512256, Los Angeles, California 90051-0256.

        Absent special circumstances, the Nominating Committee will continue to recommend for nomination qualified incumbent directors who the Nominating Committee believes will continue to make important contributions to the Board of Directors. The Nominating Committee generally requires as a minimum that nominees are persons of sound ethical character, are able to represent all stockholders fairly, have no material conflicts of interest, have demonstrated professional achievement, have meaningful experience and have a general appreciation of the major business issues facing the Company. The Nominating Committee does not have a formal process for identifying and evaluating nominees for director. This Nominating Committee, which was established to select candidates for nomination and election as directors, met two times in 2007.

        During the 2007 fiscal year, the Board of Directors held four meetings. Each of the directors attended over 75% of the aggregate of (i) all of the meetings of the Board of Directors held during the period for which he was a director and (ii) all meetings held by all committees of the Board on which such director served during such period.

Report of the Audit Committee

        The Audit Committee is comprised of three directors and operates under a written charter adopted by the Board of Directors.

        Management is responsible for the Company's financial reporting and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles (GAAP). The Company's independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and oversee these processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and may not represent themselves to be, or to currently serve as, accountants or a registered public accounting firm by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management's representation that, to the best of their knowledge, the financial statements have been prepared with integrity and objectivity and in conformity with GAAP accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on the Company's financial statements. The Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions with management and the independent registered public accounting firm do not assure that the Company's financial statements are presented in accordance with GAAP, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the Company's independent registered public accounting firm is in fact "independent."

        The Audit Committee reviewed and discussed with management of the Company the audited financial statements of the Company for the fiscal year ended December 29, 2007.

        Moss Adams LLP (Moss), the Company's independent registered public accounting firm, provided the Audit Committee with the written disclosures and letter regarding its independence as required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees).

        The Audit Committee discussed with Moss that firm's independence. The Audit Committee also discussed with Moss the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        Based on the foregoing, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for filing with the SEC.

Steven Romick, Chairman
M. Mark Albert (from February 28, 2007)
John G. Danhakl (through February 28, 2007)
Robert A. Davidow

Members of the Audit Committee

        The preceding "Report of the Audit Committee" shall not be deemed "soliciting material" or incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Fees

        Audit fees include the aggregate fees billed for the audit of the Company's annual consolidated financial statements and the reviews of each of the quarterly consolidated financial statements included in the Company's Forms 10-Q. The aggregate audit fees billed to the Company by Moss were approximately $292,000 and $272,000 for 2007 and 2006, respectively.

        In July 2007, the Company responded to a comment letter from the SEC. As a result, Moss billed the Company approximately $4,000 in fees related to researching issues raised in the letter and reviewing the Company's response.

Audit-Related Fees

        Audit-related fees incurred in connection with the audit of the Company's employee benefit plans by Moss totaled approximately $20,000 and $19,000 in 2007 and 2006, respectively.

Tax Fees

        Fees billed by Moss for tax services in 2007 aggregated approximately $53,000, including $32,000 for tax return and compliance work and $21,000 for other projects. Fees billed by Moss for tax services in 2006 aggregated approximately $43,000, including $32,000 for tax return and compliance work and $11,000 for other projects.

All Other Fees

        Other than the fees for services described above, there were no additional fees billed by Moss in 2007 or 2006.

        It is the policy of the Audit Committee to pre-approve all audit and non-audit services provided by the Company's independent registered public accounting firm. The Audit Committee reviewed the above-described fees for non-audit services and considered whether the provision of those services is compatible with maintaining the independence of Moss and concluded that Moss has maintained their independence.

Communications with the Board of Directors

        The Company provides a process for stockholders to send communications to the Board of Directors or any of the directors. Stockholders may send written communications to the Board of Directors or any director, c/o Assistant Secretary, Arden Group, Inc., P.O. Box 512256, Los Angeles, California 90051-0256. All communications will be compiled by an Assistant Secretary of the Company and submitted to the members of the Board of Directors or to the individual director to whom it was addressed on a periodic basis. The Company does not have a policy with regard to directors' attendance at the Annual Meeting of Stockholders. All of the Directors attended the Annual Meeting of Stockholders held in June 2007.

Compensation of Directors

        During 2007, each non-employee director of the Company was compensated for his services as a director at an annual rate of $24,000 plus $1,000 for each Board meeting attended and $1,000 for attendance at each committee meeting. Non-employee directors who serve as committee chairmen are entitled to an additional $6,000 per year. Directors serving on the Audit Committee receive an additional $12,000 per year and the chairman of the Audit Committee receives an additional $6,000 per year. Mr. Briskin is an employee of the Company and does not receive the compensation otherwise payable to directors.

        Each of the non-employee directors presently holds stock appreciation rights (SARs) covering shares of Class A. When the SARs are exercised, each unit entitles the holder to receive the excess of the fair market value of a share of Class A, as determined in accordance with the SARs agreement, on the date of exercise over the fair market value on the date of grant. SARs granted prior to December 2007 vest 25% each year beginning at the end of the first year and expire five years from the date of grant. SARs granted in December 2007 vest 25% each year beginning at the end of the third year and expire seven years from the date of grant. SARs held by a director at the date of the director's death vest in full and are paid out as if fully exercised on the date of death.

        On February 28, 2007, Mr. Albert was elected a director and, in accordance with the Company's practice for new non-employee directors, on March 13, 2007 he was granted SARs covering 10,000 shares of the Company's Class A, with a base price of $121.03 per share, representing the fair market value on the date of grant.

        The following table sets forth the compensation of the non-employee directors of the Company for 2007.

Director Compensation for 2007

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
M. Mark Albert	42,000	183,529	225,529
John G. Danhakl	50,000	366,642	416,642
Robert A. Davidow	57,000	289,417	346,417
Kenneth A. Goldman	30,000	367,168	397,168
Steven Romick	61,000	660,199	721,199

(1)
As of December 29, 2007, each of the directors held SARs covering 9,500 shares of Class A, except Messrs. Davidow and Albert who held SARs covering 12,000 and 17,000 shares of Class A, respectively. Option awards compensation represents the expense recognized for financial statement reporting purposes with respect to fiscal 2007 for the fair value of SARs granted in fiscal 2007 and previous years in accordance with Statement of Financial Accounting Standards No. (SFAS) 123(R) (revised 2004), "Share-Based Payment," and additional vesting. For information regarding valuation assumptions used, refer to Note 1 of the Arden Group, Inc. financial statements in the Form 10-K for the year ended December 29, 2007, as filed with the SEC. These amounts reflect the compensation expense recorded in the Company's financial statements for these awards which does not necessarily correspond to the actual value that will be realized by the named directors.

Under SFAS 123(R), the measurement date for cash settled SARs is the date of settlement. Accordingly, liabilities related to SARs are remeasured at the end of each reporting period until settlement. As of December 29, 2007, the fair value of SARs granted to Directors during 2007 without regard to vesting or forfeitures were as follows:

Director	Grant Date	Fair Value
Mr. Albert	3/13/07	$431,800
Each of Messrs. Albert, Danhakl, Davidow, Goldman & Romick	12/6/07	$283,080

Security Ownership of Management

        The following table shows, as of April 16, 2008, the beneficial ownership of the Company's Class A, its only outstanding class of equity securities, by each director, executive officer and by all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
M. Mark Albert	0
Bernard Briskin	1,885,745	(2)	59.6%
John G. Danhakl	0
Robert A. Davidow	0
Kenneth A. Goldman	128,800	(3)	4.1%
Laura J. Neumann(4)	0
Steven Romick	0
All directors and executive officers as a group (7 persons)	2,014,545	(2)(3)	63.7%

(1)
Unless otherwise indicated to the contrary, all beneficial owners have sole investment and voting power. The number of outstanding shares of Class A, on which the percentages shown in this table are based, does not include 1,357,200 treasury shares of the Company's Class A.

(2)
See notes (2) and (3) to the table under "Principal Stockholders" set forth above.

(3)
Of these shares, 40,800 are held in trust by Mr. Goldman, as trustee, for the grandchildren of Mr. and Mrs. Briskin and 88,000 are held by limited partnerships, of which Mr. Goldman is one of the general partners and the limited partners are trusts of which the beneficiaries are members of Mr. and Mrs. Briskin's family.

(4)
Ms. Neumann is Senior Director of Financial Reporting and Compliance and is included in the table on account of her acting in 2007 in a similar capacity as the Principal Financial Officer of the Company.

Equity Compensation Plan Information

        The following table provides information related to the Company's equity compensation plans as of December 29, 2007:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders(1)
Non-Officer and Non-Director Stock Option Plan	0	0	28,500

(1)
Does not include SARs which provide for cash only compensation.

        In 1998, the Company adopted a Stock Option Plan which was not submitted to security holders for approval and initially provided for the granting of stock options to key employees to purchase up to 35,000 shares of the Company's Class A. The Stock Option Plan was amended in fiscal 2000 to increase the number of shares available thereunder to an aggregate of 70,000 shares. The objective of the Stock Option Plan is to attract and retain quality personnel and to promote the success of the Company by providing employees the opportunity to share in its growth. These options vest at 25% per year beginning at the end of the first year and expire five years from the date of grant. The exercise price of stock options granted under the Stock Option Plan is equal to the fair market value of the Company's Class A on the date of grant. As of December 29, 2007, there were no stock options issued and outstanding.

Identification of Executive Officers

        Below is set forth certain information about each of the executive officers of the Company as of April 16, 2008:

Name	Age	Position(s)
Bernard Briskin	83	Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and President and Chief Executive Officer of Arden-Mayfair, Inc. and Mayfair Realty, Inc., both subsidiaries of the Company, and Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of AMG Holdings, Inc. and Chairman of the Board and Chief Executive Officer of Gelson's Markets, both subsidiaries of Arden-Mayfair, Inc.

        Mr. Briskin served as Chairman of the Executive Committee of the Board of Directors of Arden-Mayfair, Inc. until August 1978, when he was elected President and Chief Executive Officer of Arden-Mayfair, Inc. In November 1978, Mr. Briskin was elected President and Chief Executive Officer of the Company, and in June 1994, he was elected Chairman of the Board of the Company. Mr. Briskin serves in his current positions with the Company and its subsidiaries pursuant to an employment agreement which expires on January 1, 2010, although the term will be automatically extended for successive one year periods unless certain termination notices are given by either Mr. Briskin or the employers fifteen to eighteen months prior to the current expiration date.

        Except for Mr. Briskin, who has an employment agreement, all officers serve at the pleasure of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires that directors and executive officers of the Company, as well as persons holding more than ten percent (10%) of a registered class of the Company's equity securities, file with the SEC initial reports of the ownership and reports of changes of ownership of Class A and other equity securities of the Company. Based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the fiscal year ended December 29, 2007, all Section 16(a) filing requirements applicable to the Company's executive officers, directors and greater than ten percent (10%) beneficial owners were complied with during such fiscal year.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The Company's Compensation Objectives

        The Company's general objective in setting executive compensation is to meet industry standards of base compensation, while providing an incentive program as part of the overall compensation package to reward named executive officers and other executives who have made a contribution to the Company in the applicable period; to recognize, when applicable, the Company's financial performance in bonus or other incentive type payments; to reward those named executive officers and others who have performed up to and beyond the Company's expectations for them; and to attract new executives who have the self-assurance of good job performance to recognize that a part of their overall compensation will be in a discretionary bonus structure.

Elements of the Company's Compensation Program for Executives

        The Company's compensation packages for its named executives include elements of (1) a base salary; (2) a discretionary or formula bonus; (3) a Company contribution to the employee's account in the Arden Group, Inc. 401(k) Retirement Savings Plan (401(k) Plan); (4) a medical benefits program; (5) possible participation in the Company's SARs program; and (6) other minor benefits.

Reasons for Including Each Element of Executive Compensation

        It is the Company's philosophy to reward its named executives at a level commensurate with executives at other companies in the upscale supermarket industry in Southern California including a significant portion of performance-based compensation. All executives other than the Company's Chief Executive Officer (CEO) are employed on an at-will basis. The CEO is the only executive with an employment agreement as described below.

        The Company currently has no stock options outstanding and does not presently plan on granting stock options. Instead, it provides incentives to certain named executive officers and other executives with participation in the Company's SARs program. Typically, the Company's CEO or certain other executives will periodically make a request for the Company to consider awarding SARs to certain employees. The request(s) are typically brought before the Compensation Committee and the Board of Directors to consider. In awarding SARs units, the Board of Directors takes into account the balance between the executive's base salary level, past bonuses and the more long-term nature of the SARs program. Overall, the Company believes that the majority of the compensation package should be in current compensation, but that there should be a meaningful level of longer term rewards, such as contributions to the 401(k) Plan and the SARs program. Each case is discussed on a case by case, individual basis. Also taken into account are the executive's performance, the Company's performance and any other SARs units the particular executive in question may have. SARs issued to date entitle the holder to receive upon exercise thereof the excess of the fair market value of a share of Class A, as determined in accordance with the SARs agreement, on the date of exercise over the fair market value of such share on the date granted. The SARs vest 25% each year beginning at the end of the first or third year and expire five or seven years from the date of grant, respectively. The CEO has never participated in the SARs program.

Named Executive Officers' Compensation

        Bernard Briskin, Chairman of the Board of Directors, President and CEO of the Company has an employment agreement (Employment Agreement) with the Company dating back to 1988. The term of the Employment Agreement currently expires on January 1, 2010 and is automatically extended for successive periods of one fiscal year unless either the Company and its subsidiaries, who are parties to the Employment Agreement, or Mr. Briskin gives notice of termination no less than fifteen months and no more than eighteen months prior to the date upon which the then current term of the Employment Agreement will expire.

        The Employment Agreement presently provides for 2008 base compensation of $669,290 which is adjusted each year based on the increase in the Consumer Price Index, subject to a maximum annual increase of 4%, together with incentive formula based compensation in an amount equal to 2 1/2% of the Company's first $2,000,000 of pre-tax profits (as defined in the Employment Agreement) plus 3 1/2% of pre-tax profits in excess of $2,000,000. In addition, it provides for participation in the Company's medical plan, the use of a Company-owned car and an annual uninsured medical expense reimbursement of up to $200,000 for Mr. Briskin and his immediately family. In 2007, Mr. Briskin's overall compensation was $2,411,931 which included a base salary of $647,282 and incentive formula based compensation of $1,737,772. Accordingly, 72% of Mr. Briskin's overall compensation is primarily incentive based. Mr. Briskin's Employment Agreement also provides that at such time as his base salary and bonus cease to accrue under the Employment Agreement for any reason other than his breach of the Employment Agreement or termination of his employment for cause, the Company will thereafter pay him on a monthly basis in arrears, as long as he lives, an amount per annum equal to 25% of his average base salary and bonus earned in the last three full fiscal years prior to the cessation of his employment. The Company would also continue to provide Mr. Briskin during his lifetime with health insurance benefits and an automobile allowance equivalent to that which the Company then grants to its senior executives and an annual uninsured medical expense reimbursement of up to $200,000 for Mr. Briskin and his immediate family. At each time that modifications were made to Mr. Briskin's Employment Agreement, the Company carefully evaluated the effects of Internal Revenue Code (IRC) Section 162(m). The terms of the Employment Agreement were subject to review during the 2003 fiscal year by the Compensation Committee of the Board of Directors. During the review, discussions took place between Mr. Briskin and the Committee concerning amendments to certain provisions of the Employment Agreement, but no amendments have yet been effected. In addition, the Company is considering whether an amendment to the Employment Agreement will be required in order to continue to satisfy the requirements for deduction of remuneration payable to Mr. Briskin in excess of $1,000,000 under IRC Section 162(m) in light of a change in position by, and related general public guidance from, the Internal Revenue Service with respect to certain performance based remuneration.

        The Company's other named executive officer, Ms. Laura J. Neumann, received total compensation of $254,857 in 2007, consisting of a base salary of $141,450, a bonus of $30,000, option awards in the form of SARs of $65,060 and other benefits amounting to $18,347. The $65,060 of option awards compensation represents the expense recognized for financial statement reporting purposes with respect to fiscal 2007 for the increase in fair value of SARs granted in 2007 and previous years in accordance with SFAS 123(R) (revised 2004), "Share-Based Payment," and additional vesting. For information regarding valuation assumptions used, refer to Note 1 of the Arden Group, Inc. financial statements in the Form 10-K for the year ended December 29, 2007, as filed with the SEC. This amount reflects compensation expense recorded in the Company's financial statements for these awards which does not necessarily correspond to the actual value that will be realized by Ms. Neumann. Ms. Neumann presently holds 875 units of SARs which were awarded to her in 2003 and 3,500 units granted in 2007. Ms. Neumann exercised SARs covering 875 units in both 2007 and 2006.

How Amounts and Formulas are Determined by the Company

        Toward the end of each year, the Company's CEO and certain executives recommend to the Compensation Committee bonuses for each named executive officer (other than the CEO of the Company who is the only executive with an employment agreement) and other executives for the year then being completed and salaries for each for the upcoming year. Those recommendations are then reviewed by the Compensation Committee of the Company's Board of Directors. In reviewing and finalizing bonuses and salary adjustments, the CEO and the Compensation Committee review individual performance and results, as well as the performance of the Company overall.

General

        The following table sets forth the total annual and long-term compensation paid or accrued by the Company and its subsidiaries in connection with all businesses of the Company and its subsidiaries to or for the account of the CEO of the Company and the person acting in a similar capacity as the Principal Financial Officer during the 2007 and 2006 fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Bernard Briskin, Chief Executive Officer	2007 2006	647,282 635,837	(1 (1	) )	0 0	1,737,772 1,398,088	26,877 48,591	2,411,931 2,082,516
Laura J. Neumann(2)	2007 2006	141,450 136,620	30,000 25,000		65,060 75,647	0 0	18,347 21,120	254,857 258,387

(1)
The amount of Mr. Briskin's bonus is determined under a formula based on the Company's pre-tax profits and is shown under the Non-Equity Incentive Plan Compensation column of this chart. Mr. Briskin's Employment Agreement provides for an annual bonus equal to 2 1/2% of the Company's first $2,000,000 of pre-tax profits (as defined in the Employment Agreement) plus 3 1/2% of pre-tax profits in excess of $2,000,000.

(2)
During the Company's 2007 and 2006 fiscal years, it did not have a Chief Financial Officer and Ms. Neumann, Senior Director of Financial Reporting and Compliance, acted in a similar capacity as the Principal Financial Officer of the Company.

(3)
Option awards compensation represents the expense recognized for financial statement reporting purposes with respect to fiscal 2007 and 2006 for the increase in fair value of SARs granted in fiscal 2007 and previous years in accordance with SFAS 123(R) (revised 2004), "Share-Based Payment." For information regarding valuation assumptions used, refer to Note 1 of the Arden Group, Inc. financial statements in the Form 10-K for the year ended December 29, 2007, as filed with the SEC. This amount reflects the compensation expense recorded in the Company's financial statements for these awards as a result of an increase in the fair value of the SARs and additional vesting during fiscal 2007 and 2006, and does not necessarily correspond to the actual value that will be realized by the named executive officer.

Under SFAS 123(R), the measurement date for cash settled SARs is the date of settlement. Accordingly, liabilities related to SARs are remeasured at the end of each reporting period until settlement. As of December 29, 2007, the fair value of SARs granted in 2007 to Ms. Neumann without regard to vesting or forfeitures was $141,435.

(4)
The following table sets forth the components of All Other Compensation included in the Summary Compensation Table:

	Year	Medical Expense Reimbursement	401(k) Plan(1)	Auto Allowance	Pay in Liew of Vacation	Total
Bernard Briskin	2007 2006	$8,129 24,010	$12,000 17,600	$6,748 6,981	$0 0	$26,877 48,591
Laura J. Neumann	2007 2006	0 0	12,000 16,741	0 0	6,347 4,379	18,347 21,120

  (1)
  Represents Company discretionary contributions to the 401(k) Plan.

Compensation Committee Interlocks and Insider Participation

        The Board of Directors has a Compensation Committee. In 2007, the Compensation Committee was comprised of the following directors, none of whom are or have been officers or employees of the Company:

    John G. Danhakl, Chairman
    M. Mark Albert (from March 13, 2007)
    Robert A. Davidow

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement for its Annual Meeting of Stockholders to be held on June 10, 2008.

John G. Danhakl, Chairman
M. Mark Albert
Robert A. Davidow

Members of the Compensation Committee

        The foregoing Compensation Committee Report shall not be deemed to be "soliciting material," or to be "filed" with the SEC or be subject to Regulation 14A or 14C, other than as provided in

Item 407(e)(5)(i) of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Stock Bonus Plan

        The Company maintained a non-contributory, trusteed Stock Bonus Plan (Plan) which qualified as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. Plan assets were invested in the Company's Class A with excess cash being invested in certain government-backed securities. Recent legislation passed as part of the Pension Protection Act of 2006 requires employers to allow participants who own employer securities the opportunity to diversify their assets. As a result, the Plan was merged into the 401(k) Plan effective March 2007.

Stock Appreciation Rights

        The Company has granted SARs covering shares of the Company's Class A to non-employee directors and to certain officers and employees of the Company and its subsidiaries. Each SAR entitles the holder to receive upon exercise thereof the excess of the fair market value of a share of Class A, as determined in accordance with the SARs agreement, on the date of exercise over the fair market value of such share on the date granted. SARs granted prior to December 2007 vest 25% each year beginning at the end of the first year and expire five years from the date of grant. SARs granted in December 2007 vest 25% each year beginning at the end of the third year and expire seven years from the date of grant.

        The following table provides information as to SARs granted to named executive officers during fiscal 2007:

SAR Granted During Fiscal 2007

Name	Grant Date	Number of Securities Underlying SARs (#)	Exercise or Base Price of SARs ($/Sh)	Fiscal 2007 Year End Fair Value of SARs ($)
Laura J. Neumann(1)	12/06/07	3,500	146.44	141,435(2)

(1)
Acting in a similar capacity as the Principal Financial Officer.

(2)
See note (3) under "Summary Compensation Table."

        The following table provides information as to outstanding SARs held by named executive officers as of December 29, 2007:

Outstanding SAR Awards at 2007 Fiscal Year-End

Name	Number of Securities Underlying Unexercised SARs (#) Exercisable	Number of Securities Underlying Unexercised SARs (#) Unexercisable		SARs Exercise Price ($)	SARs Expiration Date
Laura J. Neumann(1)	875 0	0 3,500	(2)	57.00 146.44	12/04/08 12/05/14

(1)
Acting in a similar capacity as the Principal Financial Officer.

(2)
These SARs vest 25% each year beginning at the end of the third year.

        The following table provides information on the exercise of SARs by the named executive officer in 2007:

SAR Exercises 2007

	SAR Awards
Name	Number of Shares Underlying SARs Exercised (#)	Value Realized on Exercise ($)
Laura J. Neumann(1)	875	90,978	(2)

(1)
Acting in a similar capacity as the Principal Financial Officer.

(2)
Difference between the fair market value of a share of Class A on the date of exercise and the fair market value on the date of grant.

Arden Group, Inc. 401(k) Retirement Savings Plan

        Effective January 1, 1992, the Company's Board adopted the 401(k) Plan. It covers all non-union employees of the Company and its subsidiaries who have attained the age of 18 and have completed the applicable service requirement, as well as retirees and employees who have terminated but remain participants in the 401(k) Plan. On the first of the month following the completion of one month of service, the 401(k) Plan provides that, with certain limitations, a qualifying employee may elect to contribute up to 100% of such employee's annual compensation to the 401(k) Plan up to a maximum of $15,500 in 2007 on a tax-deferred basis. In addition employees over the age of 50 may elect to make catch up contributions up to a maximum of $5,000 in 2007. Annual contributions have been made by the Company in a discretionary amount as determined by the Company each year.

Employment Agreement—Bernard Briskin

        Mr. Briskin is employed as the Chairman of the Board of Directors, President and CEO of the Company, President and CEO of Arden-Mayfair, Inc. and Mayfair Realty, Inc., Chairman of the Board, President, CEO and Chief Operating Officer of AMG Holdings, Inc. and Chairman of the Board and CEO of Gelson's Markets pursuant to an Employment Agreement. The compensation of Mr. Briskin, the CEO of the Company, is established under an Employment Agreement, as amended, which currently expires on January 1, 2010. The Employment Agreement provides that, upon the expiration of the initial term on January 1, 2004, the term thereof is automatically extended for successive periods of one fiscal year unless either the Company and its subsidiaries or Mr. Briskin gives notice of termination not less than fifteen months and no more than eighteen months prior to the date upon which the then current term of the Employment Agreement will expire. Pursuant to the terms of the Employment Agreement, Mr. Briskin's base salary increases on January 1 of each year based upon increases in the Consumer Price Index subject to a maximum annual increase of 4%. His annual bonus is equal to 2 1/2% of the Company's first $2,000,000 of pre-tax profits (as defined in the Employment Agreement) plus 3 1/2% of pre-tax profits in excess of $2,000,000. The Employment Agreement provides for an annual uninsured medical expense reimbursement up to $200,000 for Mr. Briskin and his immediate family. The terms of the Employment Agreement were subject to review during the 2003 fiscal year by the Compensation Committee of the Board of Directors. During the review, discussions took place between Mr. Briskin and the Committee concerning amendments to certain provisions of the Employment Agreement, but no amendments have yet been effected.

        Mr. Briskin's Employment Agreement provides that at such time as his base salary and bonus cease to accrue under the Employment Agreement for any reason other than his breach of the Employment Agreement or termination of his employment for cause, the Company will thereafter pay him on a monthly basis in arrears, as long as he lives, an amount per annum equal to 25% of his average base salary and bonus earned in the last three full fiscal years prior to the cessation of his employment. The Company would also continue to provide Mr. Briskin during his lifetime with health insurance benefits, an automobile allowance equivalent to that which the Company then grants to its senior executives and an annual uninsured medical expense reimbursement of up to $200,000 for Mr. Briskin and his immediate family. If the Company's obligation to make these payments was triggered on December 28, 2007, the last business day of the Company's fiscal year ended December 29, 2007, the Company would be obligated to pay Mr. Briskin $43,212 per month on the first day of each month beginning on February 1, 2008 and ending upon his death and to provide him with an automobile allowance which would be approximately $25,000 per year and health insurance benefits and uninsured medical expense reimbursements up to $200,000 per year for him and his immediate family. For accrual purposes, it is assumed that the cost of the health insurance benefits and the uninsured medical expense reimbursement would aggregate $200,000 per year.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Company's Board of Directors, upon recommendation of its Audit Committee, has selected Moss, an independent registered public accounting firm, to audit the books, records and accounts of the Company and its consolidated subsidiaries for the 2008 fiscal year. If the stockholders do not ratify the appointment of Moss, another independent registered public accounting firm will be appointed by the Board of Directors on recommendation of the Audit Committee.

        It is anticipated that representatives of Moss will attend the Meeting with the opportunity to make any statement they may desire to make, and will be available to respond to appropriate questions from stockholders.

        Ratification of the selection of an independent registered public accounting firm for the Company requires the affirmative vote of a majority in voting interest of the stockholders present, in person or by proxy, and entitled to vote at the Meeting. Abstentions and broker non-votes will not be voted for or against this proposal, but will have the effect of negative votes since an affirmative vote of a majority in voting interest of stockholders present and eligible to vote is required to ratify the selection.

        The Board of Directors recommends a vote FOR ratification of the selection of Moss.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PARTIES

        The Company has a written policy to enter into or ratify a related party transaction only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines and has determined that the transaction is on terms comparable to those that could be obtained in arms-length dealings with a non-related third party.

        For purposes of this policy, a related party transaction is a transaction or series of transactions between the Company and an executive officer or director, a stockholder holding in excess of 5% of the Company's outstanding voting stock, a member of the immediate family of an executive officer, director or 5% holder, an entity owned or controlled by any of the foregoing or in which any of the foregoing has a substantial ownership interest or controls such entity. Excluded from related party transactions are transactions generally available to all employees, transactions involving less than $50,000 when aggregated with a series of similar transactions and compensation matters approved by the Compensation Committee or the Board of Directors.

        The Company's policies and procedures for review, approval or ratification of related party transactions are in writing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        A director of the Company, Mr. Goldman, is a partner in a law firm which performs legal services for the Company.

CODE OF ETHICS AND BUSINESS CONDUCT

        The Company has adopted a Code of Ethics and Business Conduct applicable to all officers, directors, management and employees. The Code of Ethics and Business Conduct includes a Supplementary Code of Ethics for Financial Professionals which is applicable to the chief executive officer, chief financial officer, principal accounting officer or controller and individuals performing similar functions. A copy of the Code of Ethics and Business Conduct may be obtained, without charge, upon written request to an Assistant Secretary, Arden Group, Inc., P.O. Box 512256, Los Angeles, California 90051-0256.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

        In the event that a stockholder wishes to submit a proposal for consideration by the stockholders of the Company at the 2009 Annual Meeting of Stockholders (Annual Meeting) in conformity with current SEC proxy regulations, any such proposal must be received by any Assistant Secretary of the Company no later than December 31, 2008 in order for it to be includable in the proxy statement for such Annual Meeting. If a stockholder intends to present a proposal at the 2009 Annual Meeting but does not seek inclusion of that proposal in the proxy statement for that meeting, the holders of proxies for that meeting will be entitled to exercise their discretionary authority on that proposal if the Company does not have notice of the proposal by March 16, 2009.

By Order of the Board of Directors

Assistant Secretary

April 30, 2008

P R O X Y

ARDEN GROUP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ARDEN GROUP, INC.

Bernard Briskin, Kenneth A. Goldman and John G. Danhakl are hereby appointed proxies (each with power to act alone and with power of substitution) to vote all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Arden Group, Inc., at The Beverly Hilton Hotel, Beverly Hills, California at 10:00 a.m. on June 10, 2008 and all adjournments thereof, on the matters set forth below, and in their discretion upon any other matters brought before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS  NO. 1 AND 2.

1.         ELECTION OF DIRECTORS

            FOR  ☐  the nominees listed below

            WITHHOLD AUTHORITY  ☐  to vote for the nominees listed below

                                      (a)  M. Mark Albert       (b)  Robert A. Davidow

            (Instruction:    To withhold authority to vote for any nominee, strike a line through that nominee’s name above.)

2.         FOR  ☐  AGAINST ☐  ABSTAIN ☐  the proposal to ratify the selection of Moss Adams LLP as an independent registered public accounting firm of the Company.

(Continued and to be signed on other side)

C O M M O N

PLEASE

(Continued from other side)

THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

The undersigned hereby revokes all prior proxies.

SIGN,	Dated

DATE,	Signature

AND	Signature

MAIL THIS PROXY TODAY

☐  I/WE PLAN TO ATTEND THE MEETING.

Please be sure to date this Proxy and to sign exactly as your name appears hereon; joint owners should each sign, if by a corporation, in the manner usually employed by it; if by a fiduciary, the fiduciary’s title should be shown.

YOUR VOTE IS IMPORTANT.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS June 10, 2008
ANNUAL MEETING OF STOCKHOLDERS ON JUNE 10, 2008
PROXY STATEMENT
ELECTION OF DIRECTORS
Director Compensation for 2007
EXECUTIVE COMPENSATION AND RELATED INFORMATION
SUMMARY COMPENSATION TABLE
SAR Granted During Fiscal 2007
Outstanding SAR Awards at 2007 Fiscal Year-End
SAR Exercises 2007
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PARTIES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
CODE OF ETHICS AND BUSINESS CONDUCT
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS